Exhibit 5.1

November 14, 2019

Genpact Luxembourg S.à r.l.

Form S-3 Registration Statement

Dear Ladies and Gentlemen:

We have acted as special New York counsel to Genpact Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the laws of the Grand Duchy of Luxembourg (the “Company”), and Genpact Limited, an exempted company organized under the laws of Bermuda (the “Guarantor”), in connection with the filing by the Company and the Guarantor with the Securities and Exchange Commission (the “Commission”) of Amendment No. 1 to the Registration Statement on Form S-3 (Registration No. 333-230982) (as so amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act and the issuance and sale from time to time pursuant to Rule 415 under the Act of debt securities of the Company in one or more series (the “Debt Securities”) and guarantees of the Debt Securities by the Guarantor (the “Guarantee”).

Unless otherwise provided in any prospectus supplement forming a part of the Registration Statement relating to a particular series of the Debt Securities, the Debt Securities will be issued pursuant to the indenture dated as of March 27, 2017 (the “Base Indenture”), as supplemented by the first supplemental indenture dated as of March 27, 2017 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company, the Guarantor and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Indenture (including the Guarantee therein) and the form of Debt Securities included therein.

In rendering this opinion, we have assumed, with your consent and without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies. We also have assumed, with your consent, that the Indenture (including the Guarantee therein) has been duly authorized, executed and delivered by the Company, the Guarantor and the Trustee and that the form of the Debt Securities will conform to that included in the Indenture.

Based on the foregoing and subject to the qualifications set forth herein, we are of opinion as follows:

1. When the Debt Securities have been duly authorized by the Company and executed, authenticated (including the due authentication of the Debt Securities by the Trustee), issued and delivered in accordance with the provisions of the Indenture (including any supplemental indenture related thereto) and any applicable purchase, underwriting or similar agreement approved by the Company and the Guarantor, and upon payment of the consideration therefor as provided for therein, such Debt Securities will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

2. When the Debt Securities have been duly authorized by the Company and executed, authenticated (including the due authentication of the Debt Securities by the Trustee), issued and delivered in accordance with the provisions of the Indenture (including any supplemental indenture related thereto) and any applicable purchase, underwriting or similar agreement approved by the Company and the Guarantor, and upon payment of the consideration therefor as provided for therein, the Guarantee will constitute the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York and the Federal laws of the United States of America. In particular, we do not purport to pass on any matter governed by the laws of Luxembourg or Bermuda. Insofar as the opinions expressed herein relate to or depend upon matters governed by the laws of other jurisdictions as they relate to the Company or the Guarantor, we have relied upon and assumed the correctness of, without independent investigation, the opinions of Allen & Overy, société en commandite simple (inscrite au barreau de Luxembourg), Luxembourg counsel to the Company and Appleby (Bermuda) Limited, Bermuda counsel to the Guarantor, each of which is being delivered to you and filed with the Commission as an exhibit to the Registration Statement.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Genpact Luxembourg S.à r.l.

      12F, Rue Guillaume Kroll

            L-1882 Luxembourg

Genpact Limited

      Victoria Place, 5th Floor

            31 Victoria Street

                  Hamilton, Bermuda, HM 10

2